                                                            Exhibit 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       MTS, Incorporated and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in millions)



                                                                                               Nine Months
                                                                                                  Ended
                                                 Fiscal Year Ended July 31,                      April 30,
                                          --------------------------------------------       ----------------
                                          1993      1994      1995      1996      1997       1997        1998
                                          ----      ----      ----      ----      ----       ----        ----
Earnings:
  Income before taxes                     $24.7     $27.4     $26.2     $17.2     $9.5       $11.9       $15.2
  Add fixed charges (from below)           18.2      22.3      31.0      37.2     37.6        28.5        27.5

Adjusted earnings                         $42.9     $49.7     $57.2     $54.4    $47.1       $40.4       $42.7


Fixed charges:
  Interest (a)                            $ 7.1     $ 8.2     $12.2     $15.3    $14.7       $11.4       $10.3
  Interest factor on lease rentals (b)     11.1      14.1      18.8      21.9     22.9        17.1        17.2

Total fixed charges                       $18.2     $22.3     $31.0     $37.2    $37.6       $28.5       $27.5


Ratio of earnings to fixed charges          2.4x      2.2x      1.8x      1.5x     1.3x        1.4x        1.6x

____________________

(a) Interest includes interest expense, interest costs capitalized and the amortization of deferred financing costs.

(b) Interest factor on lease rentals includes 35% of rental expense representing management's determination of a reasonable approximation of interest costs on rents.